Exhibit 99.2

Execution Version

Deloitte Touche Tohmatsu 35/F One Pacific Place 88 Queensway Hong Kong Tel: +852 2852 1600 Fax: +852 2541 1911 Email: enquiry@deloitte.com.hk www.deloitte.com/cn

August 14, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read the statements made by Studio City International Holdings Limited (copy attached), which we understand will be filed with the Securities and Exchange Commission as part of the Form F-1 of Studio City International Holdings Limited dated August 14, 2017, and have the following comments:

1.	We agree with the statements made in the last sentence of paragraph 1, and paragraphs 2 and 3 for which we have a basis on which to comment on, and we agree with the disclosures.

2.	We have no basis on which to agree or disagree with the statements made in the first and second sentences of paragraph 1 of the disclosures.

Yours sincerely,

/s/ Deloitte Touche Tohmatsu

Encl.

STATEMENTS MADE BY STUDIO CITY INTERNATIONAL HOLDINGS LIMITED

Changes in Registrant’s Certifying Accountant

On July 17, 2017, the board of directors of Melco Resorts approved the appointment of Ernst & Young and dismissed Deloitte Touche Tohmatsu (“Deloitte”) as the independent registered public accounting firm of Melco Resorts and certain of its subsidiaries, including Studio City International Holdings Limited, effective July 17, 2017. The change of the independent registered public accounting firm was recommended by the audit and risk committee of the board of directors of Melco Resorts, or the Audit Committee, and made after the completion of a periodic tendering process conducted in accordance with the charter of the Audit Committee. The decision was not made due to any disagreements with Deloitte.

Deloitte’s audit reports on our consolidated financial statements as of December 31, 2016 and 2015 and for each of the years ended December 31, 2016, 2015 and 2014 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During each of the years ended December 31, 2016, 2015 and 2014 and the subsequent interim period through July 17, 2017, there were (i) no “disagreements” (as such term is defined in Item 16F of Form 20-F) between Deloitte and us on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedures, any of which, if not resolved to Deloitte’s satisfaction, would have caused Deloitte to make reference thereto in their reports and (ii) no “reportable events” (as such term is defined in Item 16F of Form 20-F).